Exhibit 10(s)

UNITED STATES STEEL CORPORATION

2005 ANNUAL INCENTIVE COMPENSATION PLAN

Section 1. Purpose. The purpose of the 2005 Annual Incentive Compensation Plan (the “Plan”) is to provide for an incentive payment opportunity to executive management of United States Steel Corporation (the “Corporation”) and its subsidiaries and affiliates, which may be earned upon the achievement of established performance goals. By providing an incentive payment opportunity based upon performance goals and by placing a portion of compensation at risk, the Corporation can reward performance based on the overall performance of the Corporation and the individual contribution of each executive.

Section 2. Effective Date. The effective date of this Plan is April 26, 2005, provided that the Plan is approved by shareholders of the Corporation prior to the payment of any compensation hereunder. The Plan will remain in effect from year to year (each calendar year shall be referred to herein as a “Plan Year”) until formally terminated in writing by the Corporation’s Board of Directors (the “Board”).

Section 3. Administration of the Plan.

Section 3.01. Committee. The Plan shall be administered by a Committee (the “Committee”) appointed by the Board and consisting of at least three members of the Board, each of whom at the time of appointment to the Committee and at all times during service as a member of the Committee shall be (1) an “outside director” as then defined in the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, (2) a “non-employee director” as then defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule and (3) an “independent” director under the rules of the New York Stock Exchange. The Committee shall interpret the Plan and prescribe such rules, regulations and procedures in connection with the operations of the Plan as it shall deem to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan. The Committee shall keep records of action taken at its meetings. A majority of the Committee shall constitute a quorum at any meeting, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the Committee.

Section 3.02. Determinations. The Committee shall determine the Incentive Targets, Incentive Awards and Performance Goals as defined in Sections 5.01, 5.02 and 5.03 of the Plan and designate the employees and other service providers who are to participate in the Plan.

Section 3.03. Notice of Participation. Each employee or other service provider who has been designated to participate in the Plan shall receive a written notice, in the form prescribed by the Committee, informing the employee or other service provider that he or she has been selected to be a Participant (a “Participant”) in the Plan and specifying the period for which such designation is to remain in effect. No employee or other service provider shall have the right to become a Participant and shall not be a Participant until the date specified in the notice. Designation of participation does not guarantee a Participant that an Incentive Award will be earned.

Section 4. Eligibility, Termination, New Participants.

Section 4.01. Eligibility. Any employee or other service provider of the Corporation or any subsidiary or affiliate, including any employee who is a “covered employee”,

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as defined in Section 162(m)(3) of the Code and the regulations promulgated thereunder, shall be eligible to participate in the Plan upon written designation by the Committee as provided in Section 3.03.

Section 4.02. Termination of Employment or Service. Except as provided in Section 4.03 of the Plan, a Participant whose employment or service with the Corporation and all subsidiaries and affiliates is terminated prior to the payment of an Incentive Award or Awards will forfeit all right to such unpaid Incentive Awards.

Section 4.03. Death, Disability or Retirement. If, during a Performance Period, as defined in Section 5.04 of the Plan, a Participant dies or becomes disabled, within the meaning of Section 409A(a)(2)(C) of the Code, or retires under and pursuant to any retirement plan of the Corporation which constitutes a separation from service under Section 409A of the Code, the Participant, or his or her estate, may, in the discretion of the Committee, be entitled to receive a pro-rata Incentive Award for the portion of the Performance Period during which the Participant was employed, provided that the applicable Performance Goals for such Performance Period are achieved, the Participant was employed for at least six months during the Performance Period and, in the case of retirement or disability, the Participant is not employed in any capacity by any competitor of the Corporation or is otherwise then engaging in competitive activities with the Corporation. In the case of any pro-rata Incentive Award payment, such amounts shall be paid as provided in Section 6 of the Plan.

Section 4.04. New Participants. Except as provided in this Section 4.04, an employee or other service provider who is not a Participant as of the first day of a Performance Period shall not become a Participant for that Performance Period. New employees or other service providers of the Corporation or any subsidiary or affiliate hired during a Performance Period, and employees or other service providers promoted or engaged, as the case may be, during the Performance Period who were not eligible to participate in the Plan at the beginning of the Performance Period, may, as determined by the Committee in its discretion, become a Participant during a Performance Period and participate in the Plan for such Performance Period on a pro-rata basis provided that, in the case of Covered Employees, the employee becomes a Participant effective not later than 90 days after the beginning of the Performance Period.

Section 5. Incentive Targets, Incentive Awards, Performance Goals and Performance Periods.

Section 5.01. Incentive Targets. Each Participant under the Plan shall be assigned an incentive target (an “Incentive Target”), which may be expressed as a percentage of the Participant’s base salary or other measure prescribed by the Committee, as related to the level of achievement expected to be attained. Incentive Targets shall be determined within 90 days after the commencement of each Performance Period and approved by the Committee.

Section 5.02. Incentive Awards. Incentive awards (“Incentive Awards”) may be earned by Participants during a Performance Period; provided, however, that (a) no Incentive Award may exceed the Participant’s Incentive Target established for the actual level of achievement attained and (b) payment of any Incentive Award under the Plan shall be contingent upon the achievement of the relevant performance goals established by the Committee (“Performance Goals”). Performance Goals may include one or more type of performance goal, including threshold Corporation performance goals, other Corporation performance goals and Participant performance goals.

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Section 5.03. Performance Goals.

(a) Performance Goals. Within 90 days after the commencement of the Performance Period, the Committee shall establish for the relevant Performance Period all Performance Goals for the Corporation (“Corporation Performance Goals”) and the Participant (“Participant Performance Goals”), which may be based upon one or more of the following objective performance measures and expressed in either, or a combination of, absolute or relative values or rates of change: safety performance, earnings per share, earnings per share growth, return on capital employed, costs, net income, net income growth, operating margin, revenues, revenue growth, revenue from operations, expenses, income from operations as a percent of capital employed, income from operations, income from operations per ton shipped, tons shipped, cash flow, market share, return on equity, return on assets, earnings (including EBITDA and EBIT), operating cash flow, operating cash flow as a percent of capital employed, economic value added, gross margin, total shareholder return, toxic emissions improvement, workforce diversity, number of accounts, workers’ compensation claims, budgeted amounts, cost per hire, turnover rate, and/or training costs and expenses. Performance Goals based on such performance measures may be based either on the performance of the Corporation, a subsidiary or subsidiaries, affiliate, any branch, department, business unit or other portion thereof under such measure for a Performance Period, as hereafter defined, and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Performance Periods or other measure selected or defined by the Committee at the time of making an Incentive Award. The Committee may designate one or more of such Corporation Performance Goals as the Threshold Corporation Performance Goal (the “Threshold Corporation Performance Goals”) and shall designate the weighting among the various Corporation and Participant Performance Goals established.

(b) Calculation. When the Corporation and/or Participant Performance Goals are established, the Committee shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated and the weighting assigned to such Performance Goals. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational items or extraordinary items as defined by generally accepted accounting principles, shall be excluded from the calculation to the extent permitted in Section 162(m).

Section 5.04. Performance Periods. Unless otherwise determined by the Committee, there shall be one year Performance Periods under the Plan, and a new Performance Period (a “Performance Period”) shall commence on the first day of each Plan Year and end on the last day of such Plan Year. Unless otherwise determined by the Committee, the first Performance Period under the Plan shall commence on January 1, 2006 and end on December 31, 2006.

Section 5.05. Discretion. The Committee shall have no discretion to increase any Incentive Target or Incentive Award payable that would otherwise be due upon attainment of the Performance Goals, or otherwise modify any Performance Goals associated with a Performance Period, but the Committee may in its discretion reduce or eliminate such Incentive Target or Incentive Award; provided, however, that the exercise of such negative discretion shall not be permitted to result in any increase in the amount of any Incentive Target or Incentive Award payable to any other Participant.

Section 5.06. Determination of Incentive Award. The amount of a Participant’s Incentive Award for a Plan Year, if any, shall be determined by the Committee or its delegate in accordance with the level of achievement of the applicable Performance Goals, the Participant’s Incentive Target for such level of achievement and the other terms of the Plan, and shall be communicated in writing to the Participant within two and one-half months following the end of

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the Performance Period to which such Incentive Award relates. Prior to any payment of the Incentive Awards hereunder, the Committee shall determine and certify in writing the extent to which the Performance Goals and other material terms of the Plan were satisfied.

Section 5.07. Maximum Incentive Awards. Notwithstanding any other provision of this Plan, the maximum amount payable in cash to any one Participant under the Plan in any one calendar year shall be $5,000,000. In the case of multi-year Performance Periods, the amount which is earned in any one calendar year is the amount paid for the Performance Period divided by the number of calendar years in the Performance Period. The limitation in this section shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

Section 6. Payment to Participants.

Section 6.01. Timing of Payment. An Incentive Award for a Performance Period shall be paid to the Participant, or in the case of death to the Participant’s beneficiary, on or before March 15th of the year following the end of such Performance Period in which the amounts are no longer subject to substantial risk of forfeiture; provided, however, in the event such amount is payable pursuant to Section 4.03 and is conditioned upon a separation from service and not compensation the Participant could receive without separating from service, then no such payment may be made to a Participant who is a “specified employee” under Section 409A of the Code until the first day following the six-month anniversary of the Participant’s separation from service.

Section 6.02. Beneficiary Designation. A Participant may file a completed designation of beneficiary form with the Committee or its delegate in the form prescribed. Such designation may be made, revoked or changed by the Participant at any time before the earlier of death or receipt of any unpaid Incentive Awards, but such designation of beneficiary will not be effective and supersede all prior designations until it is received and acknowledged by the Committee or its delegate. If the Committee has any doubt as to the proper beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made in good faith shall fully discharge the Committee, the Corporation, its subsidiaries and the Board from all further obligations with respect to that payment.

Section 6.03. Form of Payment. Payment of Incentive Awards shall be made in cash or in shares of the Corporation’s common stock from the Corporation’s 2005 Stock Incentive Plan (including any successor thereto), or any combination thereof, as determined by the Committee in its discretion. Awards shall not be considered as part of the Participant’s salary and will not be used in the calculation of any other pay allowance or benefit except as provided under the Executive Management Supplemental Pension Plan, as then in effect.

Section 6.04. Tax Withholding. All Incentive Awards shall be subject to Federal income, FICA, and other tax withholding as required by applicable law and, to the extent permitted in the Corporation’s 2005 Stock Incentive Plan may be withheld in shares of the Corporation’s common stock otherwise distributable.

Section 7. Miscellaneous.

Section 7.01. Merger or Consolidation. All obligations for amounts earned but not yet paid under the Plan shall survive any merger, consolidation or sale of all or substantially all of the Corporation’s or a subsidiary’s assets to any entity, and be the liability of the successor to the merger or consolidation or the purchaser of assets, unless otherwise agreed to by the parties thereto.

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Section 7.02. Gender and Number. The masculine pronoun whenever used in the Plan shall include the feminine and vice versa. The singular shall include the plural and the plural shall include the singular whenever used herein unless the context requires otherwise.

Section 7.03. Construction. The provisions of the Plan shall be construed, administered and governed by the laws of the Commonwealth of Pennsylvania, including its statute of limitations provisions, but without reference to conflicts of law principles. Titles of Sections of the Plan are for convenience of reference only and are not to be taken into account when construing and interpreting the provisions of the Plan.

Section 7.04. Non-alienation. Except as may be required by law, neither the Participant nor any beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any amount that is or may be payable hereunder, including in respect of any liability of a Participant or beneficiary for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to actually being received by the Participant or beneficiary hereunder, nor shall the Participant’s or beneficiary’s rights to benefit payments under the Plan be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or beneficiary or to the debts, contracts, liabilities, engagements, or torts of any Participant or beneficiary, or transfer by operation of law in the event of bankruptcy or insolvency of the Participant or any beneficiary, or any legal process.

Section 7.05. No Employment Rights. Neither the adoption of the Plan nor any provision of the Plan shall be construed as a contract of employment or otherwise between the Corporation or a subsidiary or affiliate and any employee, other service provider or Participant, or as a guarantee or right of any employee, other service provider or Participant to future or continued employment or other service with the Corporation or a subsidiary or affiliate, or as a limitation on the right of the Corporation or a subsidiary or affiliate to discharge any of its employees or other service providers. Specifically, designation as a Participant does not create any rights, and no rights are created under the Plan, with respect to continued or future employment or service or conditions of employment or service.

Section 7.06. Minor or Incompetent. If the Committee determines that any Participant or beneficiary entitled to a payment under the Plan is a minor or incompetent by reason of physical or mental disability, it may, in its sole discretion, cause any payment thereafter becoming due to such person to be made to any other person for his benefit, without responsibility to follow application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Corporation, its subsidiaries, the Plan, the Committee and the Board.

Section 7.07. Illegal or Invalid Provision. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced without regard to such.

Section 7.08. Amendment or Termination of this Plan. The Board shall have the right to amend or terminate the Plan at any time, provided that any termination shall automatically end all of the outstanding Performance Periods and calculations shall be made with respect to achievement of the Performance Goals for such Performance Periods for the purpose of determining whether any pro-rata Incentive Awards may be payable under the Plan; provided, further, that in the event any pro-rata Incentive Awards are payable, such amounts shall be paid as provided in Section 6 of the Plan. No employee, other service provider or Participant shall have any vested right to payment of any Incentive Award hereunder prior to its payment. The Corporation shall notify affected employees and other service providers in writing of any amendment or Plan termination.

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Section 7.09. Unsecured Creditor. The Plan constitutes a mere promise by the Corporation or a subsidiary or affiliate to make benefit payments in the future. The Corporation’s and the subsidiaries’ and affiliates’ obligations under the Plan shall be unfunded and unsecured promises to pay. The Corporation and the subsidiaries and affiliates shall not be obligated under any circumstance to fund their respective financial obligations under the Plan. Any of them may, in its discretion, set aside funds in a trust or other vehicle, subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan. To the extent that any Participant or beneficiary or other person acquires a right to receive payments under the Plan, such right shall be no greater than the right, and each Participant and beneficiary shall at all times have the status, of a general unsecured creditor of the Corporation or a subsidiary or affiliate.

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